Exhibit (e.3)

EXHIBIT H

to the

Distribution Agreement

BAIRD SMALLCAP FUND

The Corporation hereby appoints the Distributor, and the Distributor hereby accepts such appointment, as the Corporation’s exclusive agent for the distribution of Shares of the above-named Fund, subject to the terms of the Distribution Agreement of which this Exhibit is a part.

Executed as of this 24th day of June, 2004.

The Corporation:

BAIRD FUNDS, INC.

By: /s/ Brett R. Meili

The Distributor:

ROBERT W. BAIRD & CO. INCORPORATED

By: /s/ Glen F. Hackmann